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                     September 15, 2022

       Jeffrey Schwartz
       Chief Executive Officer
       BCLS Acquisition Corp.
       200 Clarendon Street
       Boston, Massachusetts 02116

                                                        Re: BCLS Acquisition
Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 28,
2022
                                                            File No. 001-39646

       Dear Mr. Schwartz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction